TAX  SHARING  AGREEMENT
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                           BETWEEN
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                    RALSTON PURINA COMPANY
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                             AND
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                    ENERGIZER HOLDINGS, INC.
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     THIS  AGREEMENT  (the "Agreement") dated as of April 1, 2000 is made by and between RALSTON PURINA COMPANY ("Ralston"), a corporation organized under the laws of the State of Missouri, and ENERGIZER HOLDINGS, INC. ("Energizer"), a corporation organized under the laws of the State of Missouri.

     WHEREAS, Ralston is the common parent of an affiliated group of domestic corporations within the meaning of Section 1504(a) of the U. S. Internal Revenue Code of 1986, as amended (the "Code"), which group includes Energizer (such corporations hereinafter referred to collectively as the "Ralston Domestic Subsidiaries" and individually as a "Ralston Domestic Subsidiary", and such affiliated group shall be referred to as the "Ralston Group");

     WHEREAS, Ralston is also the parent of certain directly or indirectly owned foreign corporations (such corporations hereinafter referred to collectively as the "Ralston Foreign Affiliates", and individually as a "Ralston Foreign
Affiliate"),  as  more  specifically  defined  below.

     WHEREAS, on or before April 1, 2000, Energizer will become the common parent of an affiliated group of domestic corporations within the meaning of Code Section 1504(a) (such corporations hereinafter referred to collectively as the "Energizer Domestic Subsidiaries" and individually as a "Energizer Domestic Subsidiary", and such affiliated group shall be referred to as the "Energizer Group");

     WHEREAS, on or before April 1, 2000, Energizer will also become the parent of certain directly or indirectly owned foreign corporations (such corporations hereinafter referred to collectively as the "Energizer Foreign Affiliates" and individually as the "Energizer Foreign Affiliate"), as more specifically defined below.

     WHEREAS, Ralston intends to distribute to its shareholders all of its stock in Energizer (the "Distribution") in accordance with the terms and conditions of the Agreement and Plan of Reorganization between Ralston and Energizer dated as of April 1, 2000 (the "Plan of Reorganization") on April 1, 2000 (the
"Distribution Date") in accordance with a favorable ruling from the Internal Revenue Service ("IRS") dated February 4, 2000 that the Distribution qualifies as a nontaxable distribution of stock of a controlled corporation under Code
Section 355; and that certain ancillary transactions also qualify as nontaxable under Code Section 355, 368(a)(1)(D), 332, 351 and 367; and,

     WHEREAS, Ralston and Energizer believe that it is in their mutual best interests to set forth in this Agreement the rights, obligations and duties of each party with respect to various tax matters relating to the Energizer Group, the Ralston Group, the Ralston Foreign Affiliates and the Energizer Foreign Affiliates which may arise as a result of the Distribution.

     NOW, THEREFORE, in consideration of the premises and of the agreements herein set forth, Ralston, (on its own behalf and on behalf of the Ralston Domestic Subsidiaries and the Ralston Foreign Affiliates) and Energizer (on its own behalf and on behalf of the Energizer Domestic Subsidiaries and the Energizer Foreign Affiliates), hereby agree as follows:


                            ARTICLE I.   DEFINITIONS


     For  purposes  of  the  provisions  set  forth  in  this  Agreement,

     (a) The term "Audit(s)" shall mean any audit or examination undertaken by a Tax authority with respect to Taxes.

     (b) The term "Battery Business" shall have the same meaning as the term is given in the Plan of Reorganization.

     (c) The term "Controversy(ies)" shall mean any action involving a Tax authority before any administrative or judicial body which results from a disagreed Tax adjustment proposed during the course of an Audit.

     (d) The term "Domestic" as used herein to modify the terms "Tax", "Taxes" or "Return", shall mean with respect to any U.S. federal, territorial, state or local government.

     (e) The terms "Energizer Employee" or "Former Energizer Employee" shall have the same meaning as such term is given in the Plan of Reorganization.

     (f) The term "Energizer Foreign Affiliate" shall mean any entity which on or after the Distribution Date is owned directly or indirectly (or, pur-suant to the Agreement and Plan of Reorganization, is owned beneficially) by Energizer, and is formed under the laws of a government other than the United States, its states or territories.

     (g) The term "Foreign" as used herein to modify the terms "Tax", "Taxes" or "Return", shall mean with respect to any government which is not an U.S. federal, territorial, state or local government.

     (h) The term "Former Battery Business" shall have the same meaning as the term is given in the Plan of Reorganization.

     (i) The term "Former Ralston Business" shall have the same meaning as the term is given in the Plan of Reorganization.

     (j) The term "Joint Foreign Affiliate" shall mean any Foreign entity that currently or formerly conducted a Ralston Business or a Former Ralston Business and a Battery Business or a Former Battery Business, provided, however, that, for purposes of this Agreement, after the Distribution Date any such Joint Foreign Affiliate shall thereinafter be treated as a Ralston Foreign Affiliate or Energizer Foreign Affiliate, as the case may be.

     (k) The term "Ralston Business" shall have the same meaning as the term is given in the Plan of Reorganization.

     (l) The term "Ralston Employee" shall have the same meaning as the term is given in the Plan of Reorganization.

     (m) The term "Ralston Foreign Affiliate" shall mean any entity which on or after the Distribution Date is owned directly or indirectly (or, pursuant to the Agreement and Plan of Reorganization, is owned beneficially) by Ralston, is formed under the laws of a government other than the United States, its states or territories, and is not an Energizer Foreign Affiliate.

     (n)     Tax  or Taxes.  As used herein, "Tax" or "Taxes" shall mean any and
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all  taxes,  charges,  fees,  levies  or other assessments, however denominated, including any interest, penalties, fines, or other additions that may become payable in respect thereof, that are imposed, by any governmental entity, whether foreign or domestic, federal, territorial, state or local, or any agency or political subdivision of any such governmental entity; including, but not limited to, all income, profits, gross receipts, earnings, net worth, payroll, withholding, unemployment insurance, Social Security, Medicare Hi, sales, use, ad valorem, excise, franchise, license, occupation, real or personal property, stamp, transfer, value-added, recording, registration, other governmental charges, and other government obligations of the same or of a similar nature to any of the foregoing, which any member of the Ralston Group or Energizer Group, or any Ralston Foreign Affiliate or Energizer Foreign Affiliate, is required to pay, withhold or collect. With respect to Foreign Taxes allocated between or among the Ralston Business, the Battery Business, any Former Ralston Business, or any Former Battery Business currently or formerly conducted by a Joint Foreign Affiliate, Taxes shall mean the Taxes that would have been imposed had the Battery Business or Former Battery Business been the sole business of a single Foreign Affiliate, in accordance with Article III 1(b)(i) and (ii) hereof.

     (o) The term "Tax Return" or "Return" shall mean any return, filing, questionnaire, information report or other document required to be filed, including without limitation any amended returns, any documents with respect to or accompanying payments of estimated Taxes, that may be filed, for any Tax period with any Tax authority (domestic or foreign) in connection with any Tax or Taxes (whether or not payment is required to be made with respect to such filing). As used herein, "Consolidated Tax Return" shall mean a U.S. federal income Tax Return described in Code Section 1501.

Any other capitalized terms not defined herein shall have the same meaning as in the Agreement and Plan of Reorganization.

                          ARTICLE II.   DOMESTIC TAXES

1.     Domestic taxes - Preparation and Filing of Tax Returns, Payment of Taxes,
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Adjustments,  Audits  and  Controversies.
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(a)     Preparation  and  Filing  of  Domestic  Returns.
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     (i)     The  preparation  and filing of any Domestic Tax Return for Energi-
zer or the Energizer Domestic Subsidiaries for any Tax period ending prior to the Distribution Date shall be the responsibility of Ralston. Ralston shall consistently prepare and file such Domestic Tax Returns in accordance with its historical practices. To the extent practicable, Ralston shall permit Energizer to review and comment on, prior to filing, any such Domestic Tax Return.

     (ii) Energizer hereby designates and Energizer agrees to cause each of the Energizer Domestic Subsidiaries to designate Ralston irrevocably as its agent for the purpose of taking any and all action necessary or incidental to the filing of any Consolidated Return or any other Domestic Tax Return, as necessary for any Tax period ending prior to the Distribution Date.

     (iii) The preparation and filing of any Domestic Tax Return for Energizer or the Energizer Domestic Subsidiaries for any Tax period beginning on or after the Distribution Date shall be the responsibility of Energizer. In addition, Energizer shall be responsible for the preparation and filing of any Energizer Domestic Subsidiary Domestic Tax Return for Tax periods beginning before and ending after the Distribution Date. For purposes of the preceding sentence, and to the extent practicable, Energizer shall permit Ralston to review and comment on, prior to filing, any such Domestic Tax Return.

(b)     Liability  for  Domestic  Taxes.
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(i)     Pre-Distribution Date.  Ralston shall be liable for, shall indemnify and
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hold  the  Energizer  Group harmless  against,  and  shall  make  payment of any
Domestic Tax which is attributable to the Energizer Group, for any and all Tax periods (or portions of periods) ending prior to the Distribution Date and that portion of any Tax period straddling the Distribution Date that ends on the day before the Distribution Date, including any such liabilities resulting from the Audit or other adjustment to previously filed Domestic Tax Returns with respect to any such Tax period (or portion thereof). Subject to subparagraph (iii) hereof, Ralston shall be entitled to any and all refunds of such Domestic Taxes for any such Tax period, including but not limited to refunds described in subparagraph (v) hereof. For purposes of this subparagraph (b), Ralston will be credited for any estimated Domestic Tax payments made for such Tax periods.

(ii)     Post-Distribution Date.  Energizer shall be liable for, shall indemnify
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and   hold   the   Ralston   Group   harmless  against,  and make payment of any
Domestic Tax due which is attributable to the Energizer Group for all Tax periods beginning on or after the Distribution Date and that portion of any Tax period straddling the Distribution Date that begins on the Distribution Date and shall be entitled to any and all refunds of such Domestic Taxes for that portion of any such Tax period.

(iii)     Proration  of Taxes.  To the extent permitted by law or administrative
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practice,  the  Tax  periods  of the Energizer Group and each Energizer Domestic
Subsidiary shall end on the day immediately preceding the Distribution Date. For purposes of determining the liability for Domestic Taxes of an Energizer Subsidiary for a portion of a taxable year or period that begins before and ends after the Distribution Date, as necessary under applicable law, the determination of the Domestic Taxes for the portion of the year or period ending immediately prior to, and the portion of the year or period beginning on or after, the Distribution Date shall be determined by assuming that the taxable year or period ended on the day immediately preceding the Distribution Date, except that exemptions, allowances or deductions that are calculated on an annual basis and annual property Taxes shall be prorated on the basis of the number of days in the applicable annual period elapsed through the day immediately preceding the Distribution Date.

(iv)     Energizer's  Carryback  of  Post-Distribution  Deductions,  Losses  or
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Credits.  If  (A)  Energizer  or  any  Energizer Domestic  Subsidiary, shall be
------- entitled to carry back any net operating loss, capital loss, or other similar losses, deductions or credits derived with respect to any period begin-ning on or after the Distribution Date to any Tax period commencing prior to the Distribution Date, and (B) any such carry back results in a decrease in Domestic Taxes paid by Ralston or any Ralston Domestic Subsidiary (as com-
Pared to the Taxes Ralston or such member of the Ralston Group would otherwise have paid solely without giving effect to such carry back), an amount equal to any such Tax refunds (plus interest) received by Ralston
or  the  Ralston  Domestic   Subsidiaries  as  a  result  of  such  carrybacks
shall be promptly remitted to Energizer. Ralston and Energizer agree to, and shall cause the appropriate member(s) of their respective Groups to, cooperate with each other in order to obtain such refunds. Energizer agrees to reimburse the members of the Ralston Group for any reasonable out-of-pocket expenses related thereto.

(v)     Energizer's  Claiming,  Receiving or Using Refunds and Overpayments.  If
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on  or after the Distribution Date, a member of the Energizer Group receives any refund or utilizes the benefit of any overpayment of Domestic Taxes which, in either case, relates to Domestic Taxes paid by a member of the Ralston Group with respect to a taxable period or portion thereof ending on or prior to the Distribution Date, then Energizer shall promptly transfer, or cause to be transferred to Ralston an amount equal to the entire amount of the refund or overpayment (including interest) received or utilized by the Energizer Group. Energizer agrees to notify Ralston within thirty (30) days after the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. Energizer agrees to, or to cause the appropriate member of the Energizer Group to, claim any such refund or to utilize any such overpayment as soon as possible and to furnish to Ralston all information, records and assistance necessary to verify the amount of the refund or overpayment. Ralston and Energizer agree to, and shall cause the appropriate member(s) of their respective Groups to, cooperate with each other in order to obtain such refunds or overpayments and Ralston agrees to reimburse Energizer for any reasonable out-of-pocket expenses related thereto.

(vi)     Tax  Liabilities/Benefits Resulting from Post Distribution Stock Option
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Exercises  by  Energizer  Employees,  Former  Energizer  Employees  and  Post
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Distribution  Energizer  Employees.  Energizer  shall  be liable for any and all
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Taxes,  including  but not limited to, payroll, Social Security, and Medicare Hi
Taxes, imposed on an employer (the "Employer Taxes") with respect to compensation resulting from the exercise of Ralston stock options on or after the Distribution Date by any Energizer Employee, Former Energizer Employee or other individual who becomes employed by a member of the Energizer Group after the Distribution Date, if at the time of the grant of such stock option, the recipient was an employee of the Battery Business or identified on payroll records as an employee of the Battery Business. In the event that Ralston, acting on behalf of Energizer, pays and deposits such Employer Taxes with respect to such compensation, then Ralston shall be entitled to reimbursement from Energizer for such Employer Taxes, net of the tax benefit derived from any income tax deduction to Ralston attributable to such Employer Taxes. If as a result of such exercise of a Ralston stock option, Energizer shall be entitled to claim on the appropriate Tax Return a corresponding income tax deduction for the compensation expense, resulting in an actual diminution of any Domestic Taxes, then Energizer shall pay Ralston the amount of such actual diminution of Domestic Taxes as well as any reimbursement for Employer Taxes provided herein within thirty (30) days after written notification of Energizer by Ralston of such option exercise.

(vii)     Tax  Liabilities  Resulting  from  Post  Distribution  Stock  Option
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Exercises  by  all  Other  Employees.  Ralston  shall be liable for all Employer
------------------------------------
Taxes with respect to compensation resulting from the exercise of Ralston stock options on or after the Distribution Date by any Energizer Employee or Former Energizer Employee, if at the time of the award of the grant of the stock option, the recipient was an employee of Ralston Purina Company or otherwise employed by a Ralston Business. Ralston shall be entitled to claim on the appropriate Tax Return a corresponding income tax deduction for the compensation expense and related Employer Taxes paid. To the extent that Ralston is entitled to such income tax deduction but Energizer is determined by a Tax authority to be liable for such Employer Taxes, Ralston shall pay Energizer an amount equal to such Employer Taxes, net of the tax benefit derived from any income tax deduction to Energizer attributable to such Employer Taxes, within thirty (30) days after a final determination by a court or administrative authority that Energizer is so liable.

(viii)     Tax  Liabilities/Benefits  Resulting from Other Deferred Compensation
           ---------------------------------------------------------------------
Payable  Post  Distribution.  Energizer  shall  be  liable  with  respect to any
---------------------------
Employer Taxes with respect to payments by Ralston under the Fixed Benefit Option of the Ralston Purina Company Deferred Compensation Plan for Key Employees ("Ralston Deferred Compensation Plan") to any Energizer Employee, Former Energizer Employee or individual who becomes employed by a member of the Energizer Group after the Distribution Date, if at the time of the award of a benefit under the Ralston Deferred Compensation Plan, the recipient was an employee of the Battery Business or identified on payroll records as an employee of the Battery Business. In the event that Ralston, acting on behalf of Energizer, pays and deposits such Employer Taxes for which Energizer is liable under this provision with respect to such compensation, then Ralston shall be entitled to reimbursement from Energizer for such Employer Taxes for which it is liable under this provision, net of the tax benefit derived from any income tax deduction to Ralston attributable to such Employer Taxes. If as a result of such payment of compensation by Ralston, Energizer shall be entitled to claim on the appropriate Tax Return a corresponding income tax deduction for the compensation expense, resulting in an actual diminution of any Domestic Taxes, then Energizer shall pay Ralston the amount of such actual diminution of Domestic Taxes as well as any reimbursement for Employer Taxes provided herein within thirty (30) days after written notification of Energizer of such payment.

     Ralston shall be liable for all Employer Taxes with respect to payments under the Ralston Deferred Compensation Plan on or after the Distribution Date to any Energizer Employee or Former Energizer Employee, if at the time of the award of a benefit under the Ralston Deferred Compensation Plan the recipient was an employee of Ralston Purina Company or otherwise employed by a Ralston Business. Ralston shall be entitled to claim on the appropriate Tax Return a corresponding income tax deduction for the compensation expense and related Employer Taxes paid. To the extent that Ralston is entitled to such income tax deduction but Energizer is determined by a Tax authority to be liable for such Employer Taxes, Ralston shall pay Energizer an amount equal to such Employer Taxes, net of the tax benefit derived from any income tax deduction to Energizer attributable to such Employer Taxes, within thirty (30) days after a final determination by a court or administrative authority that Energizer is so liable.

(ix)     Reimbursement of Other Tax Benefits.  Energizer shall reimburse Ralston
         -----------------------------------
     to the extent of Domestic Tax benefits derived by any member of the Energizer Group, for payments made by Ralston to third parties on or after the Distribution Date, which result in a tax deduction to Energizer or an Energizer Domestic Subsidiary ("Ralston Payments"), provided such Ralston Payments (a) are not claimed as a deduction by Ralston for Domestic Tax purposes, (b) are deductible on a Domestic Tax Return of the Energizer Group, and (c) result in a reduction of Domestic Taxes of Energizer, the Energizer Group, or any Energizer Domestic Subsidiary. The amount of the payment required hereunder for any taxable period of Energizer shall be equal to the actual diminution of any Domestic Taxes by reason of any Ralston Payments. Provided, however, if for any taxable period, (X) Energizer or Ralston files an amended Domestic Tax Return (or files a carryback or carryforward claim relating to a net operating loss), or (Y) the IRS adjusts any item on any Energizer or Ralston Domestic Tax Return, the amount of the payment required under this paragraph shall be recomputed (either at the time of the filing of the amended return, or carryover or carryback claim, or at the time of the final determination of the IRS adjustment) to reflect such amended return, claim, or IRS adjustment, and, at such time, either (I) Ralston shall repay any overpayment by Energizer under this paragraph of this Article II.1(b)(ix) to Energizer, or (II) Energizer shall pay any underpayment under this paragraph of this Article II.1(b)(ix) to Ralston.

     Ralston shall reimburse Energizer to the extent of Domestic Tax benefits derived by any member of the Ralston Group for payments made by Energizer to third parties on or after the Distribution Date, which result in a tax deduction to Ralston or a Ralston Domestic Subsidiary ("Energizer Payments") for any period beginning after the Distribution Date, provided such Energizer Payments
(a) are not claimed as a deduction by Energizer for Domestic Tax purposes, (b) are deductible on a Domestic Tax Return of the Ralston Group for any period beginning after the Distribution Date, and (c) result in a reduction of Domestic Taxes of Ralston, the Ralston Group, or any Ralston Domestic Subsidiary. The amount of the payment required hereunder for any taxable period of Ralston shall be equal to the actual diminution of any Domestic Taxes by reason of any Energizer Payments. Provided, however, if for any taxable period, (X) Ralston or Energizer files an amended Domestic Tax Return (or files a carryback or carryforward claim relating to a net operating loss), or (Y) the IRS adjusts any item on any Ralston or Energizer Domestic Tax Return, the amount of the payment required under this paragraph shall be recomputed (either at the time of the filing of the amended return, or carryover or carryback claim, or at the time of the final determination of the IRS adjustment) to reflect such amended return, claim, or IRS adjustment, and, at such time, either (I) Energizer shall repay any overpayment by Ralston under this paragraph of this Article II.1(b)(ix) to Ralston, or (ii) Ralston shall pay any underpayment under this paragraph of this
Article  II.1(b)(ix)  to  Energizer.

     Ralston or Energizer, as the case may be, will provide, in a timely manner (but in no event more than thirty (30) days after written request therefor), such information as is reasonably necessary to substantiate the deduction for a Ralston Payment or an Energizer Payment, as the case may be, so as to permit inclusion of such deduction on the appropriate Domestic Tax Return of Energizer, the Energizer Group, or any Energizer Domestic Subsidiary or Ralston, the Ralston Group, or any Ralston Domestic Subsidiary, as the case may be. At Ralston's or Energizer's written request, as the case may be, to the extent that "substantial authority" (as defined in Section 6662 of the Code) exists therefor, Energizer or Ralston, as the case may be, (a) shall claim the deduction for (and shall not report income with respect to) a Ralston Payment or an Energizer Payment, as the case may be, on the appropriate federal, state or local income tax return, and (b) shall contest any claim by a taxing authority relating to the Ralston Payment or the Energizer Payment, as the case may be, provided Ralston or Energizer, as the case may be has agreed to indemnify the other in a manner reasonably satisfactory to Energizer or Ralston, as the case may be, for any liability or loss (including (i) interest and penalties on Taxes, and (ii) any reasonable out-of-pocket expenses) incurred by Energizer or Ralston, as the case may be, as a result of taking such return position or pursuing such contest.

     (c)     Domestic  Audits  and  Controversies.
             ------------------------------------

          (i) Ralston shall, at its own expense, exclusively control and direct any Tax Audit or Controversy with respect to any Domestic Taxes for any Tax period ending prior to the Distribution Date. Energizer, however, shall have the right, at its own expense, to participate in any such Audit or Controversy to the extent such Audit or Controversy would impact the Domestic Taxes for which Energizer is liable in accordance with this Agreement, as determined by Energizer, and Ralston shall not consent to any resolution, compromise or conclusion of such Audit or Controversy without the written approval of Energizer, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, in the event Ralston shall compromise or settle any such deficiency of Domestic Tax without the prior consent of Energizer, Ralston shall hold Energizer and any Energizer Domestic Subsidiary harmless against any losses, costs, or damages, including Taxes resulting from such compromise or settlement.

          (ii) Energizer shall, at its own expense, exclusively control and direct any Audit or Controversy with respect to any Domestic Taxes attributable to the Energizer Group for a Tax period which begins on or after the Distribution Date and for any Tax period straddling the Distribution Date. Ralston, however, shall have the right, at its own expense, to participate in any such Audit or Controversy to the extent such Audit or Controversy would impact the Domestic Taxes for which Ralston is liable in accordance with this Agreement, as determined by Ralston, and Energizer shall not consent to any resolution, compromise or conclusion of such Audit or Controversy without the written approval of Ralston, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, in the event Energizer shall compromise or settle any such deficiency of Domestic Tax without the prior consent of Ralston, Energizer shall hold Ralston and any Ralston Domestic Subsidiary harmless against any losses, costs, or damages, including Taxes resulting from such compromise or settlement.

     (d)     Domestic  Tax  Adjustments.
             --------------------------

          (i) If the IRS, or any state or local taxing authority, shall make an adjustment to any Domestic Tax Return of (A) the Ralston Group, (B) any Ralston Domestic Subsidiary, (C) Energizer, or (D) any Energizer Domestic Subsidiary for any Tax period ending prior to the Distribution Date, and such adjustment (including but not limited to adjustments to tax basis determination, a tax accounting method with respect to its property and accounts included in and carried forward from Ralston or the Ralston Domestic Subsidiaries prior to the Distribution Date), consistently applied would require Energizer or the Energizer Domestic Subsidiaries to make a corresponding adjustment to their Domestic Tax Returns for periods beginning on or after the Distribution Date, then,

               (A) if such corresponding adjustment in a Domestic Tax Return of Energizer or any Energizer Domestic Subsidiary results in an actual diminution of any Domestic Taxes for any such period beginning on or after the Distribution Date, whether or not an actual amended return is filed, Energizer shall pay Ralston the amount of such Domestic Tax either (I) when such refund and related interest are received and required to be remitted within the period provided in Article VI 3 hereof, or (II) within thirty (30) days of written notice by Ralston to Energizer of such corresponding adjustment, if an amended return is not filed.

               (B) if such corresponding adjustment in a Domestic Tax Return of Energizeror any Energizer Domestic Subsidiary results in an increase of any Domestic Tax for Energizer for such period beginning on or after the
Distribution Date, and an  actual  diminution   of  any   Domestic   Tax   for
Ralston, Ralston shall pay Energizer the amount of such Domestic Tax, either due (I) when such refund and related interest are received and required to
be remitted within the  period  provided  in   Article  VI.3  hereof,  or  (II)
within thirty (30) days of written notice by Energizer to Ralston of such corresponding adjustment, if an amended return is not filed.

No payment shall be due under this Article II.1(d) to the extent that any payment is made, or would be required to be made for the same adjustment, under
Article  II.1(b)(ix)  hereof.

     (e)     Domestic  Transfer  Taxes.  Ralston  shall pay any and all Domestic
             -------------------------
Taxes required upon, or by virtue of, any transfer of property contemplated under the Plan of Reorganization including the transfer of shares of stock of Energizer Domestic Subsidiaries in connection with the Distribution.

     (f)     Domestic  Tax  Attributes.
             -------------------------

          (i) Any Domestic Tax attribute generated by Ralston or Energizer shall, to the extent permitted by the applicable law of the Tax jurisdiction in question, remain with Ralston or Energizer, respectively, or the appropriate entity. In any case where the applicable law of the Tax jurisdiction in question requires such Tax attribute to be allocated between Ralston and Energizer, such allocation shall be made as provided by the law of such jurisdiction.

               Notwithstanding the foregoing, any state or local net operating losses or Tax credits generated by a member of the Energizer Group for any Tax period beginning prior to the Distribution Date shall be for the benefit of Ralston. As permitted by the applicable law of the appropriate Tax jurisdiction, such net operating losses or Tax credits shall be first carried back to prior Tax periods. In the event that (i) the applicable law of the Tax jurisdiction does not permit the carryback of such losses or Tax credits, or
(ii) such losses or Tax credits cannot be fully utilized in an allowable carryback, then Energizer shall pay Ralston the amount of the actual diminution of any state or local Taxes of Energizer resulting from the utilization by any member of the Energizer Group of such losses or credits within thirty (30) days of the filing of the Tax Return reflecting the utilization of such loss or Tax credit, in accordance with Article VI, 3 hereof.

          (ii) Any excess Foreign Tax credits of the Ralston Group, as of the Distribution Date, as finally determined by Ralston in accordance with Code
Section 904, shall be allocated between the Ralston Group and the Energizer Group, in accordance with Reg. 1.1502-79(d).

          (iii) Any earnings and profits of the Ralston Group as of the Distribution Date, as finally determined by Ralston, shall be allocated between the Ralston Group and the Energizer Group in accordance with Reg. 1.312-10(a).

          (iv) Any Capital Loss Carryovers of the Ralston Group, as of the end of the fiscal year that includes the Distribution Date, as finally determined by Ralston, shall be allocated between the Ralston Group and the Energizer Group in accordance with
Reg.  1.1502-22T.

     (g)     Dual  Resident Corporations.  Energizer shall timely enter into any
             ---------------------------
closing agreement with Ralston and the IRS in accordance with Regs Section 1503-2(g)(2)(iv)(B)(2), to the extent necessary to avoid recapture of any "dual consolidated loss", within the meaning of Regs. Section 1.1503-2(c)(5) generated by any Energizer Domestic Subsidiary, which constitutes a "dual resident corporation" within the meaning of Regs. Section 1.1503-2(c)(2). To the extent Energizer causes the recapture of any "dual consolidated loss" created prior to the Distribution Date, Energizer shall pay or reimburse Ralston for any taxes and interest due as a result of the recapture.

     (h)     Gain  Recognition  Agreements.  Energizer   shall   timely file any
        -----------------------------
annual certifications required by any Agreements to Recognize Gain pursuant to Reg. 1.367(a)-3T(g) entered into by Ralston to defer gain on a transaction including an Energizer Foreign Affiliate. To the extent Energizer causes the recognition of any such deferred gain after the Distribution Date, Energizer shall pay or reimburse Ralston for any Domestic Taxes and interest due as a result of the recognition of such gain.


                          ARTICLE III.   FOREIGN TAXES


1.     Preparation  and  Filing of  Ttax Returns, Payment of Taxes, Adjustments,
       -------------------------------------------------------------------------
Audits  and  Controversies.
--------------------------

     (a)     Preparation  and  Filing  of  Foreign  Returns.
             ----------------------------------------------

          (i) Energizer shall be responsible for the preparation and filing of any Foreign Tax Return of any Energizer Foreign Affiliate for all Tax Periods.

          (ii) Ralston shall be responsible for the preparation and filing of any Foreign Tax Return of any Ralston Foreign Affiliate for all Tax Periods.

          (iii) In the case of any Joint Foreign Affiliate, which, after the Distribution Date, shall become a Ralston Foreign Affiliate or an Energizer Foreign Affiliate, as the case may be, consistent with the definition herein of "Joint Foreign Affiliate," with the cooperation and assistance of Ralston and Energizer, shall prepare and file any Foreign Tax Return of such entity for any Tax period ending prior to, or straddling, the Distribution Date.

     (b)     Liability  for  Foreign  Taxes.
             ------------------------------

          (i) Except in respect of (A) the Foreign Transfer Taxes described in subparagraph (c) below, and (B) any Foreign Taxes with respect to the (I) U.K. Restructuring, (II) Brazilian Restructuring, (III) Mexican Restructuring,
(IV) Argentinean/Chilean Restructuring, or (V) Canadian Restructuring, as described in Article II of the Plan of Reorganization, or (VI) the pre-Distribution Date transactions listed on the attached Schedule A. Energizer shall be liable for, shall indemnify and hold the Ralston Group and the Ralston Foreign Affiliates harmless against, and shall make payment of all Foreign Taxes attributable to the Battery Business and any Former Battery Business, for any and all Tax periods commencing before, on, or after the Distribution Date, including any Foreign Taxes attributable to the Battery Business and the Former Battery Business conducted by any Joint Foreign Affiliate and including any such liabilities resulting from an Audit or other adjustment to previously filed Tax Returns. Other than refunds of the Foreign Transfer Taxes and Foreign Taxes with respect to the Restructurings, described in (A) and (B) above, Energizer shall be entitled to any refund of Foreign Taxes attributable to the Battery Business and any Former Battery Business for any such Tax periods, including any Foreign Taxes attributable to the Battery Business and any Former Battery Business conducted by any Joint Foreign Affiliate. The allocation of any such Foreign Taxes between or among the Ralston Business, the Battery Business, the Former Ralston Business or any Former Battery Business of a Joint Foreign Affiliate shall be determined in accordance with the books and records of Ralston, any Ralston Foreign Affiliate and any Joint Foreign Affiliate, as though the Battery Business or Former Battery Business were deemed to have been conducted as the sole business of such Joint Foreign Affiliate.

          (ii) Ralston shall be liable for, shall indemnify and hold the Energizer Group and the Energizer Foreign Affiliates harmless against, and shall make payments of, all (A) Foreign Taxes owed by any Ralston Businesses and Former Ralston Businesses, for any and all Tax periods commencing before, on, or after the Distribution Date, including any such Foreign Taxes attributable to the Ralston Businesses or the Former Ralston Businesses conducted by any Joint Foreign Affiliate prior to the Distribution Date, and including any such liabilities resulting from an Audit or other adjustment to previously filed Tax Returns and (B) any Foreign Taxes with respect to the Restructurings. Ralston shall be entitled to any refund of such Foreign Taxes for any Tax period. The allocation of any such Foreign Taxes between or among the Ralston Businesses, the Battery Business, any Former Ralston Businesses or any Former Battery Businesses of a Joint Foreign Affiliate shall be determined in accordance with the books and records of Ralston, any Ralston Foreign Affiliate and any Joint Foreign Affiliate, as may be appropriate, as though the Battery Business or Former Battery Business were deemed to have been conducted as the sole business of such Joint Foreign Affiliate.

          (iii) If, in accordance with this Article III 1(b), either Ralston or Energizer is liable for any portion of the Foreign Taxes payable in connection with any Foreign Tax Return to be filed by the other, the party responsible for filing such Return (the "Preparer") shall prepare and deliver to the other party (the "Payor") a copy of such return and any schedules, work papers and other documentation then available that are relevant to the preparation of the portion of such return for which the Payor is or may be liable hereunder not later than the earlier of (A) twenty (20) days prior to the due date for such Tax Return (including applicable extensions) (the "Due Date"), or (B) the date the information is available in the normal course of business. The Preparer shall not file such return until the earlier of either the receipt of written notice from the Payor indicating the Payor's consent thereto, or five
(5) days prior to the Due Date to ensure timely receipt of the return by the taxing jurisdiction.

               The Payor shall have the option of providing to the Preparer, at any time at least ten (10) days prior to the Due Date, written instructions as to how the Payor wants any, or all, of the items for which it may be liable in full reflected on such Tax Return. Failure by the Payor to give written instructions at least ten (10) days prior to the Due Date shall constitute a waiver by the Payor of its right to provide instructions, to the extent such failure is prejudicial to the Preparer.

               The Preparer shall, in preparing such Return, cause the items for which the Payor is liable hereunder to be reflected in accordance with the Payor's instructions unless the Preparer determines that such manner of reporting is in contravention of applicable law. In the absence of having received instructions from Payor, such items shall be reported in the manner determined by the Preparer, which is not in contravention of applicable law, and consistent with historic business practices, as applicable. The Payor shall timely pay the Preparer an amount equal to the Foreign Taxes for which it is liable consistent with the Return, and in accordance with Article VI 3 hereof.

     (c)     Foreign  Transfer  Taxes.  Ralston  shall  pay  or  shall reimburse
             ------------------------
Energizer or an Energizer Foreign Affiliate as appropriate, for payment of any and all Foreign Taxes upon, or by virtue of, any transfer of property contemplated under the Plan of Reorganization, including the transfer of shares of stock of Energizer Foreign Affiliates to Energizer in connection with the Distribution. Foreign Tax Returns required to be prepared and filed by Energizer relating to the transfer of shares of stock of Energizer Foreign Affiliates to Energizer, must be provided to Ralston by Energizer at least ten
(10) days prior to the due date for such Tax Returns so that Ralston may timely make any payment of Foreign Transfer Taxes due with respect to such Foreign Tax Return. Ralston shall reimburse Energizer, or an Energizer Foreign Affiliate, as appropriate, for any such Foreign Transfer Taxes paid, within thirty (30) days of presentation of a receipt evidencing payment of such Taxes by the Foreign Affiliate.

     (d)     Foreign  Audits  and  Controversies.
             -----------------------------------

          (i) Energizer, at its expense, shall exclusively control and direct any Audit or Controversy with respect to any Energizer Foreign Affiliate. Ralston, however, shall have the right to participate in any such Audit or Controversy to the extent such Audit or Controversy would impact the Foreign Taxes or Domestic Taxes for which Ralston is liable in accordance with this Agreement. Energizer shall not consent to any resolution, compromise or conclusion of such Audit or Controversy without the written approval of Ralston, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, in the event Energizer shall compromise or settle any such deficiency of Foreign Tax without the prior consent of Ralston, Energizer shall indemnify and hold Ralston and any Ralston Foreign Affiliate harmless against any losses, costs, or damages, including Taxes resulting from such compromise or settlement.

          (ii) Ralston, at its expense, shall exclusively control and direct any Tax Audit or Controversy as to any Foreign Tax with respect to any Ralston Foreign Affiliate. Energizer, however, shall have the right to participate in any such Audit or Controversy to the extent such Audit or Controversy would impact the Foreign Taxes for which Energizer is liable in accordance with this Agreement. Ralston shall not consent to any resolution, compromise or conclusion of such Audit or Controversy without the written approval of Energizer, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, in the event Ralston shall compromise or settle any such deficiency of Foreign Tax without the prior consent of Energizer, Ralston shall indemnify and hold Energizer and any Energizer Foreign Affiliate harmless against any losses, costs, or damages, including Taxes resulting from such compromise or settlement.

     (e)     Foreign  Tax  Attributes.
             ------------------------

          Subject to subparagraph (c) above regarding Foreign Transfer Taxes, any Foreign Tax attribute generated by Ralston or Energizer shall, to the extent permitted by the applicable law of the Tax jurisdiction in question, remain with Ralston or Energizer, respectively, or the appropriate entity. In any case where the applicable law of the Tax jurisdiction in question requires such Tax attribute to be allocated between Ralston and Energizer, such allocation shall be made as provided by the law of such jurisdiction. In the event the applicable law of the Tax jurisdiction requires that such Tax Attribute be allocated between the parties based on a method of allocation agreed to by the parties, Ralston and Energizer shall apply an allocation method reasonably agreed to by both parties.

     (f)     Competent  Authority.
             --------------------

          If, as a result of a Tax Audit for any Tax Period ending prior to the Distribution Date (a) the IRS proposes a deficiency with respect to Ralston or any Ralston Domestic Subsidiary or Energizer or any Energizer Domestic Subsidiary or (b) any foreign Tax authority proposes a deficiency with respect to any Ralston Foreign Affiliate or Energizer Foreign Affiliate, in either case attributable to a proposed adjustment in transfer prices with respect to any of the foregoing entities, and such adjustment, if sustained, would result in liability for double Domestic or Foreign Taxes to Ralston or Energizer, to the extent available under applicable tax treaties and the procedures applied by the IRS and/or the foreign tax authority, Ralston or Energizer, depending on which party would be subject to such double taxation, decides to request "competent authority" (within the meaning of Rev. Proc. 96-13, 1996-1 C.B. 616) assistance of the appropriate Tax authority or its equivalent ("Competent Authority"), then the following provisions shall apply: The party initiating the Competent Authority process, at its expense, shall diligently pursue such Competent Authority assistance, including without limitation, filing any required amended Tax Return, in connection with any such Tax Audit and complying with the applicable procedures of such Competent Authority process. To the extent that Ralston, as a result of such Competent Authority process, receives a refund of double Foreign Taxes relating to a Tax Audit of Domestic Taxes of Energizer for which Ralston is or was liable under this Agreement or utilizes the benefit of any overpayment of such Foreign Taxes, Ralston shall retain such refund or utilize the benefit of any such overpayment of Foreign Taxes and to the extent that Energizer, as a result of such Competent Authority process, receives a refund of double Foreign Taxes relating to a Tax Audit of Domestic Taxes of Energizer for which Ralston is or was liable under this Agreement or utilizes the benefit of such overpayment, Energizer shall pay an amount equal to such refund or overpayment to Ralston . To the extent that Ralston, as a result of such Competent Authority process, receives a refund of double Domestic Taxes relating to a Tax Audit of Foreign Taxes of Energizer for which Energizer is or was liable under this Agreement or utilizes the benefit of any overpayment of such Domestic Taxes, Ralston shall pay an amount equal to such refund or overpayment to Energizer, and, to the extent that Energizer, as a result of such Competent Authority process, receives a refund of such double Domestic Taxes relating to a Tax Audit of Foreign Taxes of Energizer for which Energizer is or was liable under this Agreement or utilizes the benefit of any overpayment of such Domestic Taxes, Energizer shall retain such refund or utilize the benefit of such overpayment.

     (g)     Reimbursement  of  Other  Tax  Benefits.
             ---------------------------------------

          Energizer shall reimburse Ralston to the extent of Foreign Tax benefits derived by any member of the Energizer Group, for payments made by Ralston to third parties on or after the Distribution Date, which result in a Tax deduction to Energizer or an Energizer Foreign Affiliate ("Ralston Payments"), provided such Ralston Payments (a) are not claimed as a deduction by Ralston for Foreign Tax purposes, (b) are deductible on a Foreign Tax Return of the Energizer Group, and (c) result in a reduction of Foreign Taxes of Energizer, the Energizer Group, or any Energizer Foreign Affiliate. The amount of the payment required hereunder for any taxable period of Energizer shall be equal to the actual diminution of any Foreign Taxes by reason of any Ralston Payments. Provided, however, if for any taxable period, (X) Energizer or Ralston files an amended Foreign Tax Return (or files a carryback or carryforward claim relating to a net operating loss), or (Y) the Foreign Tax authority adjusts any item on any Energizer or Ralston Foreign Tax Return, the amount of the payment required under this paragraph shall be recomputed (either at the time of the filing of the amended return, or carryover or carryback claim, or at the time of the final determination of the adjustment) to reflect such amended return, claim, or adjustment, and, at such time, either (I) Ralston shall repay any overpayment by Energizer under this paragraph to Energizer, or
(II)  Energizer  shall  pay  any  underpayment  under this paragraph to Ralston.

                             ARTICLE IV. NEGOTIATION


     For the purposes of this Agreement, all computations or recomputations of Tax liability, and all computations or recomputations of any amount or any payment (including, but not limited to, computations of the amount of the tax liability, any loss or credit or deduction, statutory tax rate for a year, interest payments, and adjustments) and all determinations of payments or repayments, or determination of any other nature required to be made pursuant to this Agreement, shall be based on the assumptions and conclusions of the party making the computations. If either Ralston or Energizer objects thereto in writing, addressed to the other party, the provisions of Article XI of the Plan of Reorganization shall be applicable to resolve any issues under this Tax Sharing Agreement.


              ARTICLE V.   ENERGIZER POST-DISTRIBUTION TRANSACTIONS


1. Energizer shall, and shall cause each member of the Energizer Group and each Energizer Foreign Affiliate to comply with each representation and statement made, or to be made, to the IRS in connection with any ruling obtained, or to be obtained, by Ralston from the IRS with respect to any transaction contemplated by the Plan of Reorganization. Neither Energizer nor any member of the Energizer Group shall for a period of thirty (30) months, with respect to transactions described in subparagraphs I, III, IV, V, and VI, below; and twenty-four months with respect to the transaction described in subparagraph II below, following the Distribution Date engage in any of the following transactions, unless, in the sole discretion of Ralston, either (a) an opinion in form and substance satisfactory to Ralston is obtained from counsel to Energizer, the selection of which counsel is agreed to by Ralston or (b) a supplemental ruling is obtained from the IRS, in either case to the effect that such transactions would not adversely affect the tax consequences of the transactions contemplated by the Plan of Reorganization to (i) Ralston or any member of the Ralston Group, (ii) Energizer or any member of the Energizer
Group, or (iii) the Ralston shareholders. The transactions subject to this provision include: (I) making a material disposition (including transfers from one member of the Energizer Group to another member of the Energizer Group), by means of a sale or exchange of assets or shares of stock, a distribution to shareholders, or otherwise, of any of its assets (other than the transactions contemplated by the Plan of Reorganization) except in the ordinary course of business; (II) repurchasing any Energizer Shares, unless such repurchase satisfies the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30;
(III) issuing capital stock of Energizer (or a successor to Energizer), whether incident to a stock offering, an acquisition transaction, or otherwise, or participating in a transaction in which shareholders of Energizer (or a successor to Energizer) exchange or otherwise dispose of their stock in Energizer (or a successor to Energizer), if the aggregate amount of shares issued or disposed of in any such transactions represents a "fifty percent (50%) or greater interest" in the total issued and outstanding stock of Energizer (or a successor to Energizer) within the meaning of section 355(d)(4) of the Code; provided that Energizer further agrees to notify Ralston in advance of any such transactions that would result in the issuance or disposition of an aggregate amount of shares representing a ten percent (10%) or greater interest in the total issued and outstanding stock of Energizer; (IV) liquidating or merging with any other corporation (including a member of the Energizer Group); (V) ceasing to engage in the active conduct of a trade or business within the meaning of Section 355(b)(2) of the Code; or (VI) any other transaction, action, or event which in any material respect is inconsistent with the representations and statements set forth on Schedule 8.01(b)(vi) to the Agreement and Plan of Reorganization. Energizer hereby represents that neither Energizer nor any member of the Energizer Group has any present intention to undertake any of the transactions set forth above, except as set forth in the ruling request submitted to the IRS with respect to the Distribution.

2. Ralston shall, and shall cause each member of the Ralston Group and each Ralston Foreign Affiliate to refrain from taking any action which would adversely impact any ruling obtained, or to be obtained, by Ralston from the IRS with respect to any transaction contemplated by the Agreement of Reorganization.


                     ARTICLE VI.   MISCELLANEOUS PROVISIONS


1.     Mutual Cooperation.  Ralston and Energizer shall, and shall cause each of
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their Domestic Subsidiaries and Foreign Affiliates to, cooperate with each other in filing any Tax Returns or consents contemplated by this Agreement and to take such actions as the other party may reasonably request, including but not limited to the following: (a) provide data for the preparation of Tax Returns, including schedules, and make elections that may be required by the other party;
(b) provide required documents and data and cooperate in Audits or investigations of Tax Returns and execute appropriate powers of attorney in favor of the other party and/or its agents; (c) file protests or otherwise contest proposed or asserted tax deficiencies, including filing petitions for redetermination or prosecuting actions for refund in court, and pursuing the appeal of such actions; (d) take any of the actions of the type described in Regulation Section 1.1502-77(a) of the Code (describing the scope of the agency of the common parent of a group of affiliated corporations); and (v) file requests for the extension of time within which to file Tax Returns.

2.     Maintenance  of  Books  and  Records.  Until  the  applicable  statute of
       ------------------------------------
limitations (including periods of waiver), or statute of similar import, has expired in accordance with laws governing Domestic or Foreign Taxes and Tax Returns, Ralston and Energizer shall, and shall cause each Domestic Subsidiary and Foreign Affiliate to, retain all Tax workpapers and related materials including applicable financial reports in its possession and under its control used in the preparation of any Tax Return for Tax periods commencing prior to or on the Distribution Date. Ralston and Energizer will notify the other party sixty (60) days prior to disposing of any of the aforementioned records and will deliver to the other party, at the other party's expense, any such records requested by the other party. In addition, Energizer shall generate and retain for IRS audit use (i) all necessary electronic data processing ("EDP") records in accordance with existing agreements with the IRS, and (ii) any necessary computer hardware or source codes needed to process EDP records for the IRS. As requested, from time to time, by Energizer or Ralston, Ralston and Energizer shall each provide the other with timely access to, and right to copy, any records and other information reasonably requested concerning tax matters affecting Energizer and Ralston and the cooperation of their respective accountants and auditors, including, without limitation, information concerning stock and asset bases, holding period, earnings and profits, intercompany transactions, balance sheet and income statement tax provisions, reserves and deferred tax accounts. In no event shall such access to available information be provided more than thirty (30) days after written request therefor.

3.     Payment.  Failure  to make any payment required under this Agreement will
       -------
result in the accrual of interest on such amount due. Any interest payment required hereunder shall be calculated from the same date and at the rate used by the IRS, any foreign, state, or local tax authority, as applicable, in computing the interest payable by it or to it. Unless otherwise provided, all payments required to be made under this Agreement from one party to another shall be made within thirty (30) days after the event which gives rise to the requirement for payment occurs. Any payments made pursuant to this Agreement are to be adjusted in the event that future events or new information would, had they occurred or been known at the time of a payment, have altered the amount of such payment, so that at the time of such future events or knowledge of such information, appropriate adjustments shall be made retroactively to include the consequences of such event or information in the original computation.

4.     Treatment  of Intercompany Payments.  To the extent that any payments are
       ------------------------------------
made between Energizer and Ralston pursuant to this Agreement, for purposes of Domestic Tax treatment, such payments to Ralston by Energizer shall be treated as a distribution under Section 301 of the Code by Energizer to Ralston at a time when the two corporations filed a consolidated federal income tax return, and such payments by Ralston to Energizer shall be treated as a nontaxable contribution by Ralston to the capital of Energizer immediately prior to the Distribution Date. In any event, any payments made between Energizer and Ralston pursuant to this Agreement shall be subject to any required withholding of Taxes and shall be made net of any such Taxes required to be withheld on such payments, provided, however, to the extent feasible, such payments shall be structured so as to be free of withholding Taxes or to minimize withholding Taxes. Whenever any such withholding Taxes are payable by or on behalf of the payor, as promptly as possible thereafter, the payor shall send to the payee a certified copy or an original official receipt received by the payor showing payment thereof.

5.     Energizer  Domestic  Tax  Accruals.  Prior  to  the  Distribution  Date,
       ----------------------------------
Energizer will transfer to the books of Ralston any Domestic Tax accrual balances (credits) recorded on any books of any Energizer Domestic Subsidiary as of the Distribution Date. Prior to the Distribution Date, Ralston will transfer to the books of Energizer any Domestic Tax accrual balances (credits) recorded on any books of Ralston as of the Distribution Date relating to Foreign Taxes for which Energizer is, or may become, liable under this Agreement.

6.     Tax  Sharing  Agreements.  Any  other  tax  sharing  or tax allocation or
       ------------------------
similar agreement or arrangement in effect between Energizer and Ralston, whether oral or in writing, shall terminate as between Energizer and Ralston on the Distribution Date and, notwithstanding anything in such agreement to the contrary, any rights or obligations of Energizer and Ralston under any such agreement or arrangement shall be superseded by the terms of this Agreement.

7.     No  Double  Tax  Benefit.  Anything  in  this  Agreement  to the contrary
       ------------------------
notwithstanding, neither Ralston nor Energizer shall be entitled to any double benefit both (i) by reason of any payment otherwise required to be made between the parties under this Agreement and (ii) any Tax benefit or avoidance of any Tax detriment under applicable Domestic or Foreign Tax law, including, without limitation, (x) being required to make any payment to the other for any loss of Tax benefit under this Agreement to the extent that such party is entitled to, and actually receives, such Tax benefit under applicable Tax law or (y) entitled to receive any payment under this Agreement for any apparent Tax detriment to the extent such party is entitled to, and actually is able to, avoid such Tax detriment, under such Tax law.

8.     Governing  Law.  This  Agreement  shall  be  governed  and  construed  in
       --------------
accordance with the laws of the State of Missouri, and the United States of America, notwithstanding any conflict of law provision to the contrary, and shall be binding on the successors and assigns of the parties hereto.

9.     Entire  Agreement.  Unless  otherwise  specified, this Agreement contains
       -----------------
the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written agreements, memoranda, negotiations and oral understandings, if any, and may not be amended, supplemented or discharged except by performance or by an instrument in writing signed by all of the parties hereto.

10.     Controlling  Agreement.  In  the  case of a conflict between the Plan of
        ----------------------
Reorganization and this Agreement, this Agreement shall control. Notwithstanding anything in this Agreement to the contrary any rights or obligations with respect to Taxes affecting the Ralston Purina Charitable Trust shall be controlled by Section 2.07 of the Agreement and Plan of Reorganization.

11.     Counterpart.  This  Agreement  may  be executed simultaneously in two or
        -----------
more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

12.     Intellectual Property. Notwithstanding anything in this Agreement to the
        ---------------------
contrary, Ralston shall not be liable for any Taxes resulting from the transfer or registration of any intellectual property for which Ralston does not bear responsibility for costs under the Intellectual Property Agreement as defined in
Section  5.04  of  the  Plan  of  Reorganization  between Ralston and Energizer.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                              RALSTON  PURINA  COMPANY



                           BY  /s/ James R. Elsesser
                              James  R.  Elsesser
                              Vice  President Chief Financial Officer
                              and Treasurer

                              ENERGIZER  HOLDINGS,  INC.



                           BY  /s/ Harry L. Strachan
                              Harry  L.  Strachan
                              Vice  President  and  General  Counsel